EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated and effective as of the 23rd day of March, 2007, is entered by and between Halcyon Jets, Inc., a Nevada corporation (the “Company”), located at 336 West 37th Street, Eighth Floor, New York, New York 10018 and Christian Matteis (the “Executive”) having an address at 4225 NW 24th Terrace, Boca Raton, Florida 33431. The Company and the Executive may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Company desires to procure the services of the Executive as its President and Chief Operating Officer, and the Executive desires to provide such services to the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Employment. The Company agrees to employ the Executive as the President and Chief Operating Officer of the Company, and the Executive accepts the employment, on the terms and conditions hereafter set forth. The Executive will perform his duties hereunder at the Company’s Florida office which, at present, is anticipated to be located at 925 South Federal Highway, Suite 2000, Boca Raton, Florida 33432. During the Employment Term and any Renewal Terms, as those terms are hereinafter defined, the Executive shall devote his best efforts, knowledge and skill, and his full business time and efforts to the Company’s business and affairs. The Executive will have the rights, duties and obligations customarily associated with the position of president of a comparably sized company and will report directly to the Chief Executive Officer of the Company.

2. Term of Employment; Renewals; Termination.

2.1 Term. The employment hereunder shall commence on the date hereof (the “Commencement Date”), and shall continue until the end of the Employment Term, unless sooner terminated pursuant to the terms of this Agreement. The “Employment Term” shall mean the period commencing on the Commencement Date and continuing until the third (3rd) anniversary of the Commencement Date.

2.2 Automatic Renewals upon Expiration of Employment Term. Following the expiration of the Employment Term, this Agreement shall automatically renew for terms of one (1) year (each, a “Renewal Term”) unless either the Company or the Executive provides to the other not less than thirty (30) days notice of non-renewal prior to the expiration of the Employment Term or any Renewal Term. In the event of such an automatic renewal, the terms and conditions of this Agreement shall continue to apply to each such Renewal Term.

2.3 Termination For Cause. The employment of Executive may be terminated by the Company at any time for Cause. For purposes of this Agreement, “Cause” is defined as (i) the occurrence of a breach of any material covenant contained in this Agreement by the Executive and the failure to cure such breach after thirty (30) days prior written notice to Executive specifying the basis of such breach; or (ii) Executive’s willful malfeasance, gross negligence or gross or willful misconduct in the performance of his duties hereunder after thirty (30) days prior written notice to the Executive specifying the basis of such neglect and the failure of the Executive to correct such neglect; or (iii) the Executive’s theft or embezzlement from the Company, or (iv) the Executive’s conviction of a felony under the laws of the United States or any state of the United States; or (v) a final order by the Securities and Exchange Commission pertaining to the Executive that could reasonably be expected to impair or impede the Executive from performing the functions and duties contemplated by this Agreement. To be effective the determination of Cause for termination of Executive’s employment hereunder must be made by a majority of the Board of Directors after notice to Executive and an opportunity for Executive to be heard by the Board of Directors.

2.4 Termination upon Death or Disability. This Agreement shall automatically terminate in the event of the Executive’s death or Permanent Disability. “Permanent Disability” is defined as physical or mental incapacity resulting in the absence from or inability to properly perform his duties hereunder (as determined by the Company) on a full time basis of the Executive for one hundred, eighty (180) consecutive days, provided the Executive has met the requirements to receive benefits under any long term disability policy then maintained by the Company and applicable to the Executive. Returns to work for periods of less than one (1) week shall not toll the passing of the time required to establish Permanent Disability hereunder. In the event of termination due to death or Permanent Disability, the Company shall continue to pay the Executive or his designated beneficiary (as applicable) Executive’s Base Salary (defined below) for twelve (12) months and continue to provide health Insurance at the Company’s expense for the Executive (if applicable) and his family (provided an appropriate COBRA election is made) for twelve (12) months following such termination and the Company shall provide Executive or his designated beneficiary (if applicable) any options and shares due him pursuant to Sections 3.6 and 3.8, but the Executive shall be entitled to no other compensation or benefits.

2.5 Compensation upon Termination for Cause or A Resignation Without Good Reason. In the event that the Executive’s employment is terminated for Cause pursuant to the terms of Section 2.3, the Company shall only be obligated to pay the Executive, or his legal representatives, as the case may be, any unpaid portion of his Base Salary at the rate herein provided, which would have been earned had the Executive remained in the employment of the Company until the effective date of such termination,. If the Executive voluntarily terminates his employment with the Company other than for Good Reason, then the Executive will not be entitled to receive any compensation after the Effective Date of the termination. Nevertheless, in the event of a Termination for Cause or termination by the Executive without Good Reason, Base Salary will be paid to the Executive through the date of such termination of employment, all prior benefits, vested shares and vested options given to Executive may be retained by the Executive (and exercised in the time provided originally), and Executive will be entitled to exercise his COBRA rights to continue benefits covered by COBRA.

2.6 Compensation Upon Termination Without Cause or A Resignation For Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason (as defined in Section 2.7), then the Company shall continue to pay Executive his Base Salary and Annual Bonuses (defined below), for the greater of the remaining period of the initial Employment Term or for twelve (12) months following such termination, in accordance with the Company’s then-current payroll practices. Executive shall be permitted to retain (and exercise) any shares and options provided him under this Agreement (the “Equity Interests” as defined in Section 3.6), and Executive shall be provided health insurance at the Company’s expense for the same period (provided he makes an appropriate COBRA election). The payment of the Base Salary and Annual Bonuses due hereunder shall be paid in accordance with the Company’s payroll practices, but the amount due hereunder shall be paid in full to the Executive within 12 months of termination. As to the shares and options issued to or due Executive hereunder, Executive shall continue to be able to exercise the options and transfer the shares pursuant to the original terms governing the grant or issuance of the shares and options. Upon a termination of Executive’s employment without Cause or a Resignation for Good Reason, in order to receive the compensation and benefits provided by this Section 2.6, the Executive shall sign and deliver to the Company (for the benefit of the Company and its officers and directors) a release whereby he releases the Company as well as its officers and directors from any and all claims he could assert under this Agreement or relating to his employment with the Company except for any claims to: (a) his Base Salary, Annual Bonuses and Equity Interests due pursuant to this Section 2.6; (b) any COBRA rights; (c) any other vested benefits; and (d) any claims against the Company, its officers and directors for any intentional tort or arising from any transaction or occurrence which is not related to Executive’s employment with the Company.

2.7 Executive’s Resignation for Good Reason.“Good Reason,” as used In this Agreement, shall mean the resignation of Executive from employment by the Company after any of the following events:

(a) a reduction in his Base Salary, Annual Bonus or benefits;

(b) a diminution of his duties, responsibilities or reporting responsibility as President and Chief Operating Officer of the Company;

(c) a breach by the Company of any provision of this Agreement, provided that the Executive must first give the Company written notice of the breach and 30 days to cure the breach; or

(d) a requirement that Executive spend more than 50% of his business hours at a location other than Executive’s principal office set forth in Section 1.

2.8 Any payments of Base Salary, Annual Bonuses, Equity Interests and other benefits due to Executive or his designated beneficiary (as applicable) pursuant to Sections 2.4, 2.5 or 2.6 shall not be subject to offset for any income or benefits Executive receives or could receive from any other employer or any other individual or entity after the termination of employment with the Company.

3. Compensation.

3.1 Base Salary. As compensation for the services to be rendered by the Executive hereunder, the Company shall pay the Executive an annual base salary (the “Base Salary) as follows; (i) Year One (i.e., from the Commencement Date until the first Anniversary Date): Five Hundred Thousand Dollars ($500,000); (ii) Year Two: Five Hundred Twenty Five Thousand Dollars ($525,000); and (iii) Year Three: Five Hundred Fifty Thousand Dollars ($550,000) paid bi-weekly, subject to all applicable employment and withholding taxes. The salary for any Renewal Term shall be agreed upon by the Parties but shall not be less than Five Hundred Fifty Thousand Dollars ($550,000).

3.2 Intentionally Omitted.

3.3 Benefits. The Executive shall be eligible to participate in the Company’s health insurance plan with individual and family coverage at the Company’s expense, subject to the terms of that plan, on the same basis as the Company’s other senior executives. The Executive shall be entitled to participate in the Company’s profit sharing and 401(k) plans consistent with that provided to other executives of the Company.

3.4 Vacation. The Executive shall be entitled to four (4) weeks paid vacation time per year, which shall increase at the rate of one (1) week per year annually, up to a maximum of six (6) weeks per year. Accumulated but unused vacation time may be carried over from year to year.

3.5 Expenses. The Company shall issue the Executive an American Express and any other appropriate corporate credit card to be used by the Executive for all reasonable expenses incurred in the performance of his duties. The Company will provide Executive with the corporate credit cards as soon as possible. In the interim, the Company shall reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive within thirty (30) days following the Executive’s submission of appropriate expense statements.

3.6 Stock Options. The Company will grant to the Executive 1,000,000 shares of the Company’s Founders or common stock, with his right to such shares to vest as follows: 500,000 shares shall vest on May 3, 2007 and the remaining 500,000 shares shall vest in quarterly installments of 166,666 shares on July 1, 2007, October 1, 2007 and December 31, 2007. These shares shall not be registered under the Securities Act of 1933, as amended, and therefore may not be sold or otherwise transferred except pursuant to an effective registration statement or if an exemption from registration applies. The Company is in the process of finalizing an Option Plan which shall be implemented shortly. The Company agrees to provide Executive with options pursuant to the Option Plan at the same time, in the same amount and on the same terms as are provided to the Chief Executive Officer. The shares and options provided herein are referred to collectively as “The Equity Interests.”

3.7 Equity Based Compensation. The Executive shall be entitled to participate in each equity based or other discretionary compensation plan, such as a stock option, stock bonus or stock appreciation rights plan, in which the Company’s Chief Executive Officer participates in the event that the Company adopts any such plan(s).

3.8 In the event of the Executive’s death or disability, all compensation earned to date, as well as all shares, options or other benefits provided Executive in Sections 3.1 to 3.7 hereof shall immediately vest and be paid to Executive or Executive’s designated beneficiary (as applicable) within the time provided herein.

4. Confidentiality; No Conflict; No Competition.

4.1 Confidential Information.

4.1.1 “Confidential Information,” as defined below, includes not only information disclosed by the Company to the Executive, but also information developed or learned by the Executive during the course of or as a result of employment by the Company which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, the Confidential Information of the Company includes confidential methods of operation and organization. Notwithstanding the foregoing, the term “Confidential Information” does not include, and Executive shall not be restricted during or after his employment with the Company from using any information, even if otherwise designated as “Confidential Information”: (i) which Executive learned of other than in the course of his employment with the Company; (ii) which is obtainable from sources outside of the Company, without breaching any contractual or other obligations; or (iii) which otherwise exists in the public domain.

4.1.2  The Executive shall not, either during his employment by the Company or at any time after termination of such employment, for whatever reason, impart or disclose any Confidential Information as defined and limited by Section 4.1.1 to any person, firm or entity other than the Company, or use any of such Confidential Information, directly or indirectly, for his own benefit or for the benefit of any person, firm or entity other than the Company. The Executive hereby acknowledges that the items included within the definition of Confidential Information in Section 4.1.1 are valuable assets of the Company and that the Company has a legitimate business interest in protecting such Confidential Information.

4.2 No Conflict; No Other Employment. During the term of this Agreement, the Executive shall not: (i) engage in any activity which conflicts with the performance of the Executive’s duties hereunder nor shall the Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld; or (ii) engage in any other employment, whether as an executive or consultant or in any other capacity, and whether or not compensated for his services, except as approved in advance in writing by the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld.

4.3 No Solicitations. During the Employment Term and for a period of twelve (12) months following the termination of the Executive’s employment with the Company as provided herein, the Executive shall not (A) directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in any business which is in competition with the business of the Company or (B) solicit, directly or indirectly, for hiring or hire or in any other manner, solicit or retain the services of, for Executive’s account or the account of any of Executive’s employers, (i) any person who is at such time, or has been within one (1) year of such time, an executive of the Company and its affiliates or (ii) any consultant or employee who is at such time, or has been within one (1) year of such time, under contract with the Company unless that employee or consultant was under contract with the Executive’s new employer prior to such employer retaining or hiring the Executive. For purposes of this Section 4.3, a business shall be deemed to be “in competition with the business of the Company” if it is involved in the purchase, sale, lease, management of or other dealing in any property or the rendering of any service purchased, sold, leased, managed, dealt in or rendered by the Company. The restraints in this Section 4.3 shall not apply in the event that the Company does not renew the Agreement, the Executive’s employment is terminated without Cause or the Executive resigns for Good Reason.

4.4 Protection of Reputation. During the term of this Agreement and thereafter, the Executive and the Company each agree that neither will take any action which is intended, or would reasonable be expected, to harm the other’s reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity.

4.5 Company Property. The Executive agrees that all copies, whether on paper or a computer storage device, of all memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used, by the Executive while employed by the Company concerning any phase of the Company’s business, trade secrets or Confidential Information shall be the Company’s property and shall be delivered by the Executive to the Company on the termination of the Executive’s employment or at an earlier time on the request of the Company. The Company acknowledges and agrees that there may be memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used by the Executive prior to employment by the Company and that, at Executive’s request, copies of same shall be delivered by the Company to the Executive on termination of the Executive’s employment or at an earlier time on the request of the Executive. The Executive further covenants and agrees that he shall promptly disclose to the Company, and take all steps necessary to transfer to the Company all right, title and interest in, all products developed or other inventions, computer software and other intellectual property (the “Intellectual Property”) which he conceives or develops during the course of his employment, which are in any way related to the business of the Company, if applicable, will affix appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation, and will execute such further assignments and other documents as the Company considers necessary to vest, perfect, patent, maintain or defend the Company’s right, title and interest in the Intellectual Property.

4.6 Injunctive Relief. The Executive further recognizes and agrees that any material violation of his agreements In this Section 4 would cause such damage or injury to the Company as would be irreparable the exact amount of damage would be impossible to ascertain; therefore, the Executive agrees that notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to seek injunctive relief from any court of competent jurisdiction restraining any further violation by the Executive of this Section 4. Such right to seek an injunction shall be cumulative and in addition to, and not in limitation of, any other rights and remedies by the Company may have in equity or at law.

4.7 Reasonableness. The Executive agrees that the provisions of this Section 4 are reasonable and necessary for the protection of the Company and that each provision herein set forth, Including without limitation, the period of time, geographical area and types and scope of the restrictions on his activities specified therein, are intended to be and shall be divisible. If any provision of this Section 4 (including any sentence, clause or part thereof) shall be held contrary to law or invalid or unenforceable in any respect, the remaining provisions shall not be affected but shall remain in full force and effect and the invalid or unenforceable provisions shall be deemed modified and amended to the extent necessary to render same valid and enforceable.

5. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns by merger, consolidation, transfer of business and properties or otherwise, and shall inure to the benefit of the Executive and his heirs and legal representatives, provided, however, that the Executive may not assign his rights or obligations under this Agreement without the prior written consent of the Company.

6. Successors.

6.1 Notices. All notices and other communications to be made hereunder shall be in writing and shall be deemed to have been given when the same are either. (i) personally delivered; (ii) mailed, registered or certified mail, first class postage prepaid return receipt requested; or (iii) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party at the address set forth above. Any party refusing delivery of a notice shall be charged with knowledge of its contents.

6.2 Definitions and Captions. All captions and headings of paragraphs, subparagraphs and sections are not part of this Agreement and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereon.

6.3 Names and Entities. The masculine gender shall include the neuter genders, and the word “person” shall include an individual, a corporation, a partnership, a limited partnership, a limited liability partnership, a limited liability company and a trust. Whenever the singular is used in this Agreement the same shall include the plural when required by the context and vice versa.

6.4 Severability. In the event any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision never had been contained herein.

6.5 Governing Law and Forum Selection. This Agreement shall be construed in accordance with the laws of the State of New York, exclusive of any choice of law principles. In the event any dispute arises between the parties relative to this Agreement, then the dispute shall be litigated in any federal or state court of competent jurisdiction in the State of New York. The prevailing party in such litigation, in addition to any other remedies at law, in equity or otherwise, shall be entitled to an award of their reasonable attorneys’ fees, expenses (including reasonable expert fees) and costs (including transcript court reporting fees).

6.6 Entire Agreement; Amendments. This Agreement contains the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may not be amended or supplemented at any time unless by writing, executed by each of the said parties. Any agreement or understanding, written or otherwise, prior to the effective date of this Agreement between the Executive and the Company relating to the employment of the Executive is hereby terminated and discharged.

6.7 Indemnification. The Company shall indemnify the Executive against all losses (including all settlements or judgments), claims, expenses, or other liabilities of any nature arising by reason of the fact that he (a) is or was an officer, employee, or agent of the Company or any of its subsidiaries or affiliates, or (b) while a director, officer, employee or agent of the Company, the Company or any of their subsidiaries or affiliates, is or was serving at the request of the Employer as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, or (c) guaranteed any obligation of the Company or any of its subsidiaries or affiliates, or (d) allegedly is in violation of any agreement with his former employer, Blue Star, by virtue of his employment by the Company, in each case to the fullest extent permitted under Nevada law. Without limiting the foregoing, the Executive shall be entitled to payment of all reasonable costs and expenses including attorneys’ fees incurred in the defense of any action or proceeding arising out of his employment and any settlement or judgment, subject to the provisions of the Nevada General Corporation Law. The Executive shall be entitled to counsel selected by the Company subject to the Executive’s consent, not to be unreasonably withheld. The Company shall pay any counsel so retained for Executive for all such fees and costs incurred on the terms negotiated with such counsel. The Company shall pay any settlement or judgment involving or entered against Executive within the time provided by any Settlement Agreement or by the Court in which any judgment is entered.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement on date set forth above.

HALCYON JETS, INC.

By:	/s/ Jonathan Gilbert
Jonathan Gilbert
Chief Executive Officer

EXECUTIVE

/s/ Christian Matteis
Christian Matteis